Exhibit 99.1

FitLife Brands Reports Third Quarter 2014 Financial Results

Posts 12% and 16% Increases in Revenue and Net Income

OMAHA, NE – (BUSINESS WIRE) – November 13, 2014 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com) and CoreActive® (www.coreactivenutrition.com) today announced financial results for the third quarter ended September 30, 2014.

Highlights for the third quarter of 2014 include:

•	Revenue increased 12.3% to $5.5 million
•	Operating margin increased 180 basis points to 11.7% of sales versus the prior year
•	Net income of $564,079 versus $485,591, an increase of 16.2% during the same period last year
•	Diluted earnings per share of $0.07 versus $0.05 during the previous year

Revenue for the three months ended September 30, 2014 was $5.5 million as compared to $4.9 million for the comparable period in 2013, an increase of 12.3%. For the three month period ended September 30, 2014, the Company reported net income of $564,079 versus net income of $485,591 in the comparable period during 2013.

For the first nine months of 2014, revenue was $17.8 million as compared to $16.0 million for the first nine months of 2013, an increase of 11.3%. For the nine month period ended September 30, 2014, the Company reported net income of $2.2 million versus $1.5 million in the comparable period in 2013, an increase of 41.4%.

The Company ended the quarter with $3.6 million in cash, versus $3.3 million at the end of 2013.  During the first nine months of 2014, total debt, excluding the line of credit, decreased by $365,059 to $2.1 million.

“Our third quarter results reflect the continued strength of our business. We have posted double-digit revenue growth for 14 of the past 15 quarters,” stated John S. Wilson, Chief Executive Officer of FitLife Brands. “With continued success in the introduction of new innovative products and flavors, a commitment to our existing franchise-exclusive brands, the rollout into additional international franchise locations, and upcoming launch of our new corporate-exclusive product line during the first quarter of 2015, we believe we have a long runway of organic growth in front of us.”

Following the issuance of this release, the company will provide recorded comments which can be accessed on the FitLife Brands’ website under the “Investor Relations” section.

About FitLife Brands
FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com

Forward-Looking Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact
Three Part Advisors, LLC
David Mossberg
(817) 310-0051
Dan Griffith
(817) 310-8776

Source: FitLife Brands, Inc.